Exhibit 3.378

LIMITED PARTNERSHIP AGREEMENT

FOR

CIVF I – TX1B01 & B02, M02-M05, W04, W07-W10, L.P.

Dated as of

JULY 1, 2004

CIVF I – TX1B01 & B02, M02-M05, W04, W07-W10, L.P.

LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement for CIVF I – TX1B01 & B02, M02-M05, W04, W07-W10, L.P. (the “Partnership”) is entered into as of July 1, 2004 between CIVF I - TX GP, LLC, a Delaware limited liability company (“General Partner”), and Cabot Industrial Value Fund, L.P., a Delaware limited partnership (the “Fund”).

The parties hereto wish to fully set forth their respective rights and obligations in connection with the Partnership,

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have meanings set forth below:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

“Agreement” means this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time, including all Exhibits and Schedule s attached hereto.

“Available Cash” means such amounts of Net Capital Proceeds, Net Cash Flow and other proceeds as the General Partner may decide is available from time to time for distribution.

“Business Day” means any day other than Saturday, Sunday and a day on which banks in the Commonwealth of Massachusetts are authorized or required by law or executive action to be closed for the transaction of normal banking business.

“Capital Account” has the meaning set forth in Section 3.2(a).

“Capital Contribution” means as to each Partner, the total amount of cash and the fair market value at the time of contribution of other property (net of liabilities assumed by the Partnership and any liabilities subject to which the property is taken) contributed to the Partnership by such Partner.

“Capital Event” means: (i) the financing, refinancing or recasting of any indebtedness of the Partnership; (ii) the sale (other than the sale of personal property and inventory in the ordinary course of business), lease (other than in the ordinary course of business), condemnation, or other disposition of all or part of the real or personal property of the Partnership; (iii) the receipt of insurance proceeds as a result of the occurrence of a casualty (other than business or rental interruption insurance proceeds) not invested in (or reserved for investment in) the repair or reconstruction of the property so damaged; and (v) any other event (other than the receipt of Capital Contributions) resulting in the receipt by the Partnership of funds not in the ordinary course of the business of the Partnership. The receipt by the Partnership of Capital Contributions shall not constitute a Capital Event.

“Certificate” shall mean the certificate of formation of the Partnership as provided for pursuant to the Act, as originally filed with the office of the Secretary of State of the State of Delaware, and as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Entity” means any general or limited partnership, corporation, joint venture, limited liability company, limited liability partnership, association, business trust, group trust, cooperative or other form of entity which is a legal entity existing under applicable law.

“General Partner” means CIVF I – TX GP, LLC, in its capacity as the General Partner of the Partnership, and any other person or entity that becomes general partner in accordance with the terms hereof.

“Indemnified Parties” means all Partners of the Partnership and their respective officers, directors, and owners.

“Interest” means all or any portion of a Partner’s rights and interests in the Partnership as a Partner thereof.

“Liquidating Transaction” means any transaction involving the sale or other disposition of all or substantially all of the assets of the Partnership.

“Net Capital Proceeds” means any net proceeds received by the Partnership from a Capital Event, after the payment of all debts then due and payable and the establishment of appropriate reserves as reasonably determined by the General Partner; provided, however, that Net Capital Proceeds shall not include proceeds derived from a casualty, loss or condemnation that are used or reserved for repair or restoration.

“Net Cash Flow” shall mean, for any period, the excess, if any, of (a) the Partnership’s gross operating receipts for such period over (b) (i) the Partnership’s operating expenses for the same period and (ii) any reserves established by the General Partner.

“Ownership Percentage” means, with respect to each Partner, the Ownership Percentage for such Partner as set forth in Exhibit A, as adjusted from time to time in accordance with the terms of this Agreement.

“Partners” means the Persons designated as Partners in Exhibit A to this Agreement, and any Person who becomes an additional or substituted Partner as provided herein, in such Person’s capacity as a Partner of the Partnership.

“Partnership” means the limited partnership established in accordance with the Certificate and this Agreement, as such limited partnership may from time to time be reconstituted and amended.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Treasury Regulations” means the Income Tax Regulations and Procedure and Administration Regulations promulgated under the Code, as amended from time to time.

ARTICLE 2

FORMATION, NAME, OFFICE, AGENT, PURPOSE, POWERS AND TERM

2.1 Formation. The Partnership has been formed as a limited partnership pursuant to the provisions of the Act by the filing of the Certificate with the Delaware Secretary of State.

2.2 Name; Office; Agent. The name of the Partnership shall be CIVF I – TX1B01 & B02, M02-M05, W04, W07-W10, L.P. The principal place of business of the Partnership shall be c/o Cabot Properties, Inc., One Beacon Street, 17th Floor, Boston, Massachusetts 02108, or such other place as the General Partner may from time to time decide. The registered agent and office of the Partnership in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of Newcastle, or such other agent or office as the General Partner may from time to time select.

2.3 Purpose and Powers. The principal purpose of the Partnership shall be to invest in, own, manage, operate, acquire, develop, improve, sell and otherwise deal with real estate and interests therein, including buying, acquiring, owning, operating, selling, financing, refinancing, disposing of and otherwise dealing with interests in real estate, directly or indirectly through joint ventures, partnerships or other entities; and to engage in any activities directly or indirectly related or incidental thereto, and any other activities in which a limited liability may be properly engaged. In furtherance of such purpose, the Company shall have all of the power, privilege and authority that can be conferred upon a limited liability company pursuant to the Act, including the power and authority:

(a) to sue and be sued in all courts and participate, as a party or otherwise, in any judicial, administrative, arbitration or other proceeding, in its name;

(b) to purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, vote, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage, pledge, encumber or create a security interest in, all or any of its property and assets, or any interest therein, wherever situated;

(c) to hire or appoint such officers, employees and agents as the business of the Partnership requires and to define their duties and fix their compensation;

(d) to cease its activities, wind up and dissolve itself in accordance with Article 9 and cancel its Certificate;

(e) to conduct its business, carry on its operations and have offices and exercise its powers within or without the State of Delaware;

(f) to make donations for the public welfare or for charitable, scientific or educational purposes, and in time of war or other national emergency in aid thereof;

(g) to be an incorporator, promoter or manager of other business organizations of any type or kind;

(h) to participate with others in any corporation, partnership, limited partnership, joint venture, limited liability company, limited liability partnership or other association of any kind, or in any transaction, undertaking or arrangement which the Partnership would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others;

(i) to purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, employ, sell, lend, lease, exchange, transfer, or otherwise dispose of, mortgage, pledge, use and otherwise deal in and with, bonds and other obligations, shares, or other securities or interests issued by others, whether engaged in similar or different business, governmental, or other activities; and in general to make contracts, including, without limitation, contracts of guaranty and suretyship and contracts with any Partner or any affiliate of any Partner or any agent of the Partnership, incur liabilities, borrow money at such rates of interest as it may determine and issue its notes, bonds and other obligations and secure any of its obligations by mortgage, pledge or other encumbrance of all or any of its property, franchises and income necessary, convenient, desirable or incidental to or for the furtherance of the purpose of the Partnership;

(j) to lend money, to invest and reinvest Partnership funds, and to take, hold and deal with real and personal property as security for the payment of funds so loaned;

(k) to discharge and compromise all debts and obligations of the Partnership;

(l) to pay pensions and establish any carry out pension, profit-sharing, retirement, benefit, incentive and compensation plans, trusts and provisions for any or all of its officers and employees;

(m) to provide insurance for its benefit on the life of any of its officers or employees, or on the life of any Partner for the purpose of acquiring at his or her death any interest in the Partnership owned by such Partner, insurance against loss or damage to Partnership property and such other insurance as may be appropriate or desirable for the operation of the Partnership’s business;

(n) to indemnify any person in accordance with the Act; and

(o) to execute, acknowledge and deliver on its behalf any document or instrument to effectuate the foregoing or as may be necessary, convenient, desirable or incidental to or for the furtherance of the purpose of the Partnership.

2.4 Term. The Partnership shall exist until December 31, 2054, unless the Partnership is dissolved earlier in accordance with this Agreement.

2.5 Liability of Limited Partners. Except as otherwise expressly provided by the Act, no limited partner shall be obligated personally for any debt, obligation or liability of the Partnership or of any other Partner, whether such liability arises in contract, tort, statute or otherwise. The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making any limited partner responsible for the liabilities of the Partnership. The exercise by a limited partner of any or all of its rights under this Agreement shall not in any event affect such limited partner’s status or limited liability as a limited partner.

2.6 Title to Partnership Property; Nature of Partnership Interests.

(a) All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity and no Partner, individually, shall own any such property or hold any undivided interest therein.

(b) The Interests of each of the Partners in the Partnership are personal property and not real property.

2.7 No Payment of Individual Obligations.

The Partnership’s credit and assets shall be used solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for or in payment of the individual obligation of any Partner.

ARTICLE 3

CAPITAL AND FINANCING

3.1 Capital Contributions and Ownership Percentages. The Partners shall share in the profits or losses of the Partnership in accordance with their respective Ownership Percentages. Contributions to capital shall be made by the Partners in cash in proportion to their respective Ownership Percentages, in such amounts and at such times as the Partners may mutually agree. No Partner shall be required to make any capital contributions or loans to the Partnership. Without limiting the generality of the foregoing, no implied obligation to make capital contributions to the Partnership shall arise by reason of the fact that any Partner may: (a) from time to time elect, in its absolute discretion, to make such capital contributions; or (b) approve any operating plan or budget for the Partnership that anticipates operating or capital deficits.

3.2 Capital Accounts, Allocation of Income and Loss.

(a) Capital Accounts. A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1 (b)(2)(iv), and this Section 3.2(a) shall be interpreted and applied in a manner consistent therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Section 3.2. In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

(b) Allocation of Net Income. Subject to Sections 3.2(e)-(f), net income for any fiscal year or portion thereof shall be allocated between the Partners, pari passu, in accordance with their Ownership Percentages.

(c) Allocation of Net Loss. Subject to Sections 3.2(e)-(f), net loss shall be allocated between the Partners, pari passu, in accordance with their Ownership Percentages.

(d) Loss Limitation. Net loss allocated pursuant to Section 3.2(c) shall not exceed the maximum amount of net loss that can be allocated without causing or increasing a deficit balance in any Partner’s Capital Account (in excess of such Partner’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and l.704-2(i)(5)). In the event that some but not all of the Partners would have deficit balances in their Capital Accounts as a consequence of allocations of net loss pursuant to Section 3.2(c) in excess of the amount, if any, permitted under the previous sentence, the limitation set forth in this Section 3.2(d) shall be applied on a Partner by Partner basis, and net loss not allocable to any Partner as a result of this limitation shall be allocated to the other Partners in proportion to the positive balances of such Partners’ Capital Accounts so as to allocate the maximum amount of net loss to each Partner under Treasury Regulations Section 1.704-1 (b)(2)(ii)(d). In making the foregoing determination, a Partner’s Capital Account shall be reduced by the amounts described in Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5), or (6).

(e) Minimum Gain Chargebacks and Non-Recourse Deductions.

(i) Partnership Minimum Gain. Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Partnership Minimum Gain during a fiscal year, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Partnership Minimum Gain” shall mean “Partnership Minimum Gain” as set forth in Treasury Regulations Section 1.704-2(b)(2), and any Partner’s share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(l). This Section 3.2(e)(i) is intended to comply with the minimum gain charge-back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(ii) Nonrecourse Deductions. Notwithstanding any other provision of this Agreement, non-recourse deductions shall be allocated to the Partners pari passu, in accordance with their Ownership Percentages. “Non-recourse deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(l).

(iii) Partner Nonrecourse Debt. Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Partnership that are attributable to a nonrecourse debt of the Partnership that constitutes “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4) (including chargebacks of partner nonrecourse debt minimum gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 3.2(e)(iii) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

(iv) Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) that causes a deficit balance in its Capital Account (in excess of any deemed deficit restoration obligation pursuant to Treasury Regulations Sections 1.704-2(g)(l) and (i)(5), and adjusted as provided in Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)) shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 3.2(e)(iv) is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(v) Code Section 704(b) and 514(c)(9) Allocations. The allocation provisions contained in this Section 3.2 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. Further, it is the intention of the Partners that this Agreement provide for allocations to comply with the requirements of Code Section 514(c)(9)(E) and the Treasury Regulations promulgated thereunder, and the Partners agree that all interpretations of this Agreement shall be made accordingly.

(vi) Other Allocation Provisions. Any elections or other decisions relating to the allocations of Partnership items of income, gain, loss, deduction or credit shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

(vii) No Deficit Restoration by Partners. No Partner shall be required to contribute capital to the Partnership to restore a deficit balance in its Capital Account upon liquidation or otherwise.

ARTICLE 4

MANAGEMENT AND OPERATION OF THE PARTNERSHIP

4.1 Management Generally. CIVF I – TX GP, LLC shall serve as the sole General Partner of the Partnership. All management of the Partnership shall be vested solely in the General Partner. The General Partner shall have the right and power to take any action on behalf of or in the name of the Partnership or to enter into any commitment or obligation binding upon the Partnership. Without limiting the generality of the foregoing, the General Partner shall have on behalf of the Partnership all of the rights and powers that may be possessed by general partners under the Act to manage and administer the affairs of the Partnership and to perform all acts which the General Partner may, in its absolute discretion, deem necessary or desirable, including the power and authority to exercise all of the powers of the Partnership set forth in Section 2.3, all at the expense of the Partnership.

4.2 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act of the General Partner on behalf of the Partnership shall be conclusive evidence in favor of any third party dealing with the Partnership that the General Partner has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Partnership. Any Person dealing with the Partnership or the General Partner may rely on a certificate signed by the General Partner as to the following:

(a) The identity of the Partners;

(b) The existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the General Partner or which otherwise are germane to the affairs of the Partnership;

(c) Who is authorized to execute and deliver any instrument or document on behalf of Partnership or the General Parmer;

(d) The authenticity of any copy of this Agreement or the Certificate; and

(e) Any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership.

4.3 Duties and Obligations of the General Partner. The General Partner’s duty of care in the discharge of its duties to the Partnership is limited to refraining from engaging in grossly negligent or reckless conduct, willful misconduct or an intentional and material violation of law. Without limiting the foregoing, the General Partner shall have no fiduciary obligation to the Partnership or any other Partner. In discharging its duties hereunder, the General Partner shall be fully protected in relying in good faith upon the books and records of the Partnership and upon such information, opinions, reports or statements by any of the Partnership’s agents, or by any other Person, as the General Partner reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to the Partners might properly be paid.

4.4 Affiliate Contracts; No Partner Loans.

4.4.1 Affiliate Contracts. A Partner (including, for the purposes of this Section 4.4, a Partner in its capacity as General Partner) does not violate a duty or obligation to the Partnership merely because the Partner’s conduct furthers the Partner’s own interest. A Partner may transact business with the Partnership. The rights and obligations of a Partner who transacts business with the Partnership are the same as those of a Person who is not a Partner. No transaction with the Partnership shall be voidable solely because a Partner has a direct or indirect interest in the transaction if the transaction is fair to the Partnership.

4.4.2 No Partner Loans. Notwithstanding anything to the contrary herein, in no event shall any Partner or any affiliate of any Partner make any loans to the Partnership.

4.5 Indemnification of Partners, General Partners and Officers.

4.5.1 Exculpatory Provisions. No Partner or officer or director of the Partnership, nor their respective affiliates, agents, officers, owners, employees, directors or representatives, shall be liable in damages or otherwise to the Partnership or any other Partner for: (a) any act performed in good faith and reasonably believed to be within the scope of authority conferred by this Agreement; (b) any failure or refusal to perform any acts except those expressly required by the terms of this Agreement; or (c) any performance or omission to perform any acts in reliance upon the advice of accountants or legal counsel for the Partnership; provided, however, that the Partners shall be liable for their own fraud, gross negligence or willful misconduct.

4.5.2 Indemnification. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnified Party from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement, in which such Indemnified Party may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that indemnification shall not be paid hereunder with respect to any matter as to which any Indemnified Party shall have been finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, to have committed an action of gross negligence, willful misconduct or fraud in the conduct of its or their office. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Party pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership (including any indebtedness which the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements on commercially reasonable terms consistent with the provisions of this Section 4.5.2 in favor of any Indemnified Party having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 4.5.2 shall be made only out of the assets of the Partnership, and no Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 4.5.2. Reasonable expenses incurred by an Indemnified Party who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding. The indemnification provided by this Section 4.5.2 shall be in addition to any other rights to which an Indemnified Party or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, or as a matter of law or otherwise, and shall continue as to an Indemnified Party even if such Indemnified Party has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnified Party is indemnified. The provisions of this Section 4.5.2 are solely for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 4.5.2 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnified Party under this Section 4.5.2, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. An Indemnified Party shall not be denied indemnification in whole or in part under this Section 4.5.2 because the Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

4.5.3 Insurance. The Partnership shall have power to purchase and maintain insurance on behalf of any Indemnified Party, whether or not the Partnership would have power to indemnify against such liability or cost.

4.5.4 Employee Benefit Plan. If the Partnership sponsors or undertakes any responsibility as a fiduciary with respect to an employee benefit plan, then for purposes of this Section, (i) “Indemnified Party” shall be deemed to include any General Partner, Partner or officer of the Partnership who serves at the request of the Partnership in any capacity with respect to said plan, (ii) said Indemnified Party or officer shall not be deemed to have failed to act in good faith or in the reasonable belief that its action was in the best interests of the Partnership if said Indemnified Party or officer acted in good faith and in the reasonable belief that its action was in the best interests of the participants or beneficiaries of said plan, and (iii) “expenses” shall be deemed to include any taxes or penalties imposed upon said Indemnified Party or officer with respect to said plan under applicable law.

4.5.5 Heirs and Personal Representatives. The indemnification provided by this Section shall inure to the benefit of the heirs and personal representatives of each Indemnified Party.

4.5.6 Non-Exclusivity. The provisions of this Section shall not be construed to limit the power of the Partnership to indemnify the Indemnified Parties to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section.

4.5.7 Trustee. The provisions of this Section providing for indemnification shall also apply to a liquidating trustee appointed pursuant to the Act, as if such liquidating trustee were a Partner, and to each former Partner to the extent that an actual or alleged cause of action relates to the business of the Partnership during the period such former Partner was a Partner or to the performance or status of such former Partner as Partner.

4.6 Competing Activities. The Partners shall be entitled to enter into transactions that may be competitive with, or business opportunities that may be beneficial to, the Partnership, it being expressly understood that the Partners may enter into transactions that are similar to the transactions that may be engaged in by the Partnership.

ARTICLE 5

DISTRIBUTIONS

5.1 Distributions. Subject to Section 5.2-5.3, the Partnership shall make distributions of Available Cash to the Partners in accordance with their Ownership Percentages at such times as may be determined by the General Partner.

5.2 Distributions in Liquidation. In the event the Partnership (or a Partner’s interest therein) is “liquidated” within the meaning of Treasury Regulations Section I.704-l(b)(2)(ii)(g), then any distributions shall be made pursuant to this Section 5.2 to the Partners (or such Partner, as appropriate), in accordance with their positive Capital Account balances in compliance with Treasury Regulations Section 1.704-1 (b)(2)(ii)(b)(2). All payments made under this Section 5.2 shall be made as soon as reasonably practical.

5.3 Limitation on Distributions. No distribution shall be declared and paid by the Partnership in violation of the Act.

ARTICLE 6

ACCOUNTING

6.1 Books and Records. The Partnership shall maintain full and accurate books of the Partnership at the Partnership’s principal place of business, and all other records necessary for recording the Partnership’s business and affairs. Such books and records shall be open to the inspection and copying by all Partners in person or by their duly authorized representative during business hours.

6.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year, or such other period as the General Partner may elect.

6.3 Changes in Partnership Interests. If there is a change in the interest of any Partner as a result of the admission or withdrawal of Partners, or if there is any other change in the interest of any Partner during any period covered by an allocation hereunder then, subject to any agreement between the Persons affected, Partnership profit and loss and any taxable amounts and tax credits for the period shall be prorated among the Partners based on the number of days in the period each Partnership interest was outstanding or as may otherwise be required under applicable provisions of the Internal Revenue Code or regulations thereunder.

ARTICLE 7

WITHDRAWAL OF A PARTNER

A Partner shall not voluntarily withdraw from the Partnership prior to the dissolution and winding up of the Partnership, except in connection with an assignment of the Partner’s interest in the Partnership which is authorized under Article 8.

ARTICLE 8

ADMISSION OF SUBSTITUTED PARTNERS; ASSIGNABILITY OF PARTNERSHIP INTERESTS

8.1 New Partners. No Person shall be admitted as a Partner of the Partnership without the prior written consent of the General Partner, which the General Partner may withhold in its absolute discretion.

8.2 Transfers. Without the prior written consent of the General Partner, which the General Partner may withhold in its absolute discretion, no Partner shall suffer or permit any direct or indirect assignment, transfer or pledge of its interest in the Partnership or its right to distributions from the Partnership.

8.3 Effect of Transfer.

(a) If the transferee is admitted as a Partner or is already a Partner, the Partner transferring its interest shall be relieved of liability with respect to the transferred interest arising or accruing under this Agreement on or after the effective date of the transfer, unless the transferor affirmatively assumes such liability; provided, however, that the transferor shall not be relieved of any liability for prior distributions unless the transferee affirmatively assumes such liabilities.

(b) Any Person who acquires in any manner an interest or any part thereof in the Partnership, whether or not such Person has accepted in writing the terms and provisions of this Agreement or been admitted as a Partner, shall be deemed by the acquisition of such interests to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such interest, including the provisions hereof with respect to any subsequent transfer of such interest.

8.4 Prohibited Transfers. Any transfer in violation of any provisions of this Agreement shall be null and void and ineffective to transfer any interest in the Partnership and shall not be binding upon or be recognized by the Partnership, and any such transferee shall not be treated as or deemed to be a Partner for any purpose. In the event that any Partner shall at any time transfer its interest in violation of any of the provisions of this Agreement, the Partnership and the other Partners, in addition to all rights and remedies at law and equity, shall have and be entitled to an order restraining or enjoining such transaction, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a transfer in violation of this Agreement.

8.5 Further Limitations on Assignment and Admission. No Partner may assign any portion of or all of his interest in the Partnership, nor may any assignee or other person be admitted to the Partnership as a Partner, without an opinion of counsel to the assignor or assignee satisfactory to counsel for the Partnership that registration is not required under the Securities Act of 1933, as amended, or any so-called Blue Sky laws, and that such transaction will not cause a termination of the Partnership for purposes of Section 708 of the Code, except as the General Partner may otherwise agree.

ARTICLE 9

DISSOLUTION

9.1 Dissolution; Conversion. The Partnership shall be dissolved before the date set for termination in Section 2.4 upon the happening of any of the following events:

(a) the dissolution of the Partnership under any provisions of this Agreement that specifically provide for dissolution upon the occurrence of certain events; or

(b) the entry of a decree of judicial dissolution under Section 17-802 of the Act; or

(c) an election to dissolve made by the General Partner.

9.2 Distribution On Dissolution. Upon dissolution of the Partnership, the General Partner shall wind up the Partnership’s affairs, liquidate the Partnership and cancel the Partnership’s Certificate. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to minimize normal losses attendant upon a liquidation. The proceeds shall be applied and distributed in the order of priority set forth in Section 5.2.

9.3 Records and Liability. The liquidating agent shall furnish each Partner with a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution and of complete liquidation. Except to the extent attributable to bad faith acts, gross negligence or willful misconduct, the liquidating agent shall not be personally liable for any Article 9 distributions to Partners or any portion of such distributions, including a return of any invested capital, all such distributions to be made solely from Partnership assets.

9.4 Incorporation of the Partnership. The General Partner may, in order to facilitate a public offering of securities, or for other reasons which the General Partner deems to be in the best interests of the business and of the purposes of the Partnership, cause the

Partnership to incorporate its business, or any portion thereof, including by (i) the transfer of all of the assets of the Partnership, subject to the liabilities of the Partnership, or the transfer of any portion of such assets and liabilities to one or more corporations in exchange for shares of said corporation(s) and the subsequent distribution of such shares, at such time the General Partner may determine, to the Partners in accordance with their positive Capital Account balances in compliance with Treasury Regulation Section 1.704-l(b)(2)(ii)(b)(2), or (ii) the transfer by each Partner of the Partnership interest held by such Partner to one or more corporations in exchange for shares of said corporation(s) and, in connection therewith, each Partner hereby agrees to the transfer of its Partnership interest in accordance with the terms of exchange as provided by the General Partner, which exchange shall be made in accordance with the Partners’ positive Capital Account balances in compliance with Treasury Regulation Section 1.704-1 (b)(2)(ii)(b)(2), and further agrees that, as of the effective date of such exchange, any evidence of Partnership interest outstanding thereafter which shall not have been rendered for exchange shall represent only the right to receive a certificate representing the number of shares of said corporation(s) as provided in the terms of the exchange.

ARTICLE 10

MISCELLANEOUS

10.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Article 1 have the meanings assigned therein and shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

10.2 Notices; Computation of Time.

10.2.1 General. Any and all notices, consents, approvals, proposals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and transmitted in accordance with Section 10.2.2.

10.2.2 Method of Notice. All such notices and other communications shall be either: personally delivered; sent by United States registered or certified mail, return receipt requested, in a sealed envelope, postage prepaid; sent by a recognized national overnight courier service for next day delivery; or telexed or telecopied, to the party for which such notice or communication is intended, at such party’s address set forth in Exhibit A. Such notice or other communication shall be deemed received upon the earlier of (a) if personally delivered, the date of delivery during regular business hours on a Business Day to the address of the person to receive the same, where received or tendered for receipt, (b) if mailed with the U.S. Postal Service, on the third Business Day after the day delivered or tendered for receipt by the U.S. Postal Service, (c) if sent via such courier service, on the Business Day following the day delivered or tendered for receipt by such service, or (d) if transmitted by telex or telecopier, on the Business Day following the time when received at the receiving transcribing device unless the receipt thereof is sooner acknowledged, in which case the time of acknowledgment shall be the time when notice has been acknowledged shall be the time when notice has been given. Any notice or other communication sent by telex or telecopier must be confirmed within 48 hours by letter mailed or delivered in accordance with the foregoing.

10.2.3 Change of Address. By giving the Partnership and any Partners of record as indicated from time to time in Exhibit A at least 10 days’ prior notice thereof, a party hereto shall have the right from time to time and at any time during the term of this Agreement to change its address to any other address within the United States of America.

10.2.4 Time Periods. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. If the last day of the period so designated is not a Business Day, the period shall run until the next Business Day.

10.3 Binding Provisions.

Subject to Article 8, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of the parties hereto, the heirs, legal representatives, and permitted successors and assigns of the respective parties hereto. Each and every successor to any Partner or the Interest thereof, whether such successor acquires such Interest by way of gift, purchase, foreclosure, or by any other method, shall hold such Interest subject to all of the terms and provisions of this Agreement.

10.4 Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. The Partnership shall be governed by the Act and, except as otherwise provided for or modified herein, the rights and obligations of the Partners and the operation, termination and dissolution of the Partnership shall be governed by the Act. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.

10.5 Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

10.6 Section Titles.

Titles of articles, sections and schedules are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.7 Further Assurances.

The Partners shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

10.8 Authority. Whenever any approval or other action is required of a Partner which is a general partnership, limited partnership, joint venture, or limited liability company, the same shall be sufficient if given or taken by any one of the general partners, managers or joint venturers of said organization, and the General Partner and all other persons may rely conclusively upon the certification of any such Person as to the authority of such Person to give such approval or take such other action with respect to said organization and as to any other fact germane thereto.

10.9 Waiver of Partition, Etc.

Each Partner agrees that irreparable damage would be done to the Partnership if any Partner brought an action in court to dissolve the Partnership. Accordingly, unless otherwise expressly authorized in this Agreement, each Partner agrees that it shall not, either directly or indirectly, file a complaint or institute any action or proceeding at law or in equity, or take any other action to require partition or appraisement of the Partnership or of any of the assets or properties of the Partnership, or to petition, file or otherwise request a judicial dissolution of the Partnership at any time (except where by the terms of this Agreement, the Partnership is to be dissolved and may not be reconstituted), and notwithstanding any provisions of this Agreement to the contrary, each Partner (and its successors and assigns) accepts the provisions of this Agreement as his or its sole entitlement on termination, dissolution, and liquidation of the Partnership and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to its interest, in or with respect to, any assets or properties of the Partnership; and each Partner agrees that it will not petition a court for the dissolution, termination, or liquidation of the Partnership. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners (and their successors and assigns), as among themselves, shall be governed by the terms of this Agreement and that the right of any Partner to transfer or otherwise deal with his or its Interest in the Partnership shall be subject to the limitations and restrictions of this Agreement.

10.10 Indulgences, Etc. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or for any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder, or affect or alter the remainder of this Agreement.

10.11 Entire Agreement; Amendments.

This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, undertakings, and representations of the parties in connection herewith. No change, modification or amendment of this Agreement shall be valid or binding upon the Partners unless such change, modification or amendment shall be in writing and duly executed by all the Partners.

10.12 No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto, and their permitted successors and assigns, and nothing herein shall be deemed to confer upon any one other than such parties any right to insist upon or enforce the performance or observance of any of the rights and obligations contained herein, any and all of which may be freely waived by the parties hereto.

10.13 Exculpation.

Notwithstanding anything to the contrary in this Agreement, no shareholder, trustee, beneficiary, partner, officer, director, investment advisor, manager, agent or principal (whether disclosed or undisclosed) of any Partner shall have any personal liability under or with respect to this Agreement or the business of the Partnership, and the sole recourse of any person or party shall be to such Partner’s Interest in the Partnership and no person or party shall seek or obtain any deficiency, money or other judgment against any other person or party hereinabove named or referred to as being exculpated from personal liability.

10.14 Taxation.

It is the intent of the Partnership and the Partners that the Partnership be treated as a partnership for income tax purposes and the terms of this Agreement shall be construed in a manner consistent with such intent.

10.15 Counterparts and Execution.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement. The signature pages from such counterparts may be detached from and reattached to other counterparts in order better to evidence the execution of this Agreement by all of the parties hereto.

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Executed as a sealed instrument on the day and year first written above.

GENERAL PARTNER

CIVF I – TX GP, LLC, a Delaware limited liability company

By:	Cabot Industrial Value Fund, L.P. a Delaware limited partnership, its sole member

	By:	Cabot Industrial Value Fund Manager, LLC, its General Partner

		By:	Cabot Properties, Inc., its Manager

By:
			Name:	Mark Bechard
			Title:	Senior Vice President

LIMITED PARTNER

CABOT INDUSTRIAL VALUE FUND, L.P., a Delaware limited partnership

By:	Cabot Industrial Value Fund Manager, LLC, its General Partner

	By:	Cabot Properties, Inc., its Manager

By:
		Name:	Mark Bechard
		Title:	Senior Vice President

Exhibit A

Name/Address of Partners	Ownership Percentages
General Partner

CIVF I – TX GP, LLC c/o Cabot Properties One Beacon Street Suite 1700 Boston, MA 02108	0.1%
Limited Partner

Cabot Industrial Value Fund, L.P c/o Cabot Properties One Beacon Street Suite 1700 Boston, MA 02108	99.9%